Exhibit 99.1

Pegasus Digital Mobility Acquisition Corp. Announces the Three-Months Extension of the Combination Period

GREENWICH, CT (January 23, 2023) -- Pegasus Digital Mobility Acquisition Corp. (NYSE: PGSS.U) (the “Company”), a special purpose acquisition company founded by Strategic Capital Fund Management, LLC (“Strategic Capital”), today announced that it has funded the trust account maintained with Continental Stock Transfer & Trust Company with a $2,250,000 payment for the first three-month extension period, by which it extended the date by which the Company must consummate a business combination until April 26, 2023.

In addition, on January 23, 2023, the Company extended a working capital promissory note to Strategic Capital for $2,250,000. The promissory note is non-interest bearing.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements." All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Pegasus Digital Mobility Acquisition Corp.

The Company is a newly-incorporated, blank check company incorporated as a Cayman Islands exempted entity. The Company was founded by Strategic Capital, an investment management organization focused on digital economy investments, and the Company is led by Dr. Sir Ralf Speth, F. Jeremey Mistry, and Dr. Stefan Berger. The Company is a new special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses. While the Company may pursue an initial business combination target in any business, industry, sector or geographical location, it intends to focus its search on target businesses within the next-generation transportation sector with exposure to energy transformation and digital mobility tailwinds, particularly in the European market. The Company believes this business sector is in the early stages of a generational growth trend that is accelerating as a result of energy transformation through the rise of zero emission transportation, as well as the digitization of mobility through artificial intelligence, wireless connectivity and software applications.

CONTACT

Robert Bruce

Chief Marketing Officer

Strategic Capital Fund Management, LLC

rbruce@scfundmanagement.com